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                                                                    EXHIBIT 23.1

      REPORT AND CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alon USA Energy, Inc.:

The audits referred to in our report dated February 22, 2005, except as to note 16, which is as of February 28, 2005, included the related financial statement schedule as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for asset retirement obligations in 2003.


                                             /s/ KPMG LLP

Dallas, Texas
May 11, 2005